EXHIBIT 10.1

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Dated	27th September 2012

Sunwing Zitong Energy Ltd.

and

Shell China Exploration and Production Co. Ltd.

AGREEMENT FOR THE SALE AND PURCHASE OF INTERESTS
IN RESPECT OF ZITONG BLOCK, SICHUAN BASIN,
PEOPLE'S REPUBLIC OF CHINA

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TABLE OF CONTENTS

1	INTERPRETATION	4
2	SALE AND PURCHASE OF THE TRANSFERRED INTERESTS	13
3	CONDITIONS	13
4	CONSIDERATION	15
5	WARRANTIES	17
6	COVENANTS UP TO COMPLETION	18
7	COMPLETION	21
8	INDEMNITIES	22
9	INSURANCE	23
10	TAXATION	23
11	DEFAULT INTEREST	24
12	CONFIDENTIALITY	24
13	TERMINATION	25
14	NOTICES	25
15	FURTHER ASSURANCES	27
16	ASSIGNMENT	27
17	PAYMENTS	27
18	SEVERABILITY	27
19	GENERAL	27
20	WHOLE AGREEMENT	28
21	GOVERNING LAW AND ARBITRATION	28
22	VARIATION	29
23	LIMITATIONS OF CLAIMS AND LIABILITY	29
24	IMPROPER PAYMENTS OR ADVANTAGES	29
25	LANGUAGE	30

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THIS AGREEMENT IS MADE ON THE 27th DAY OF SEPTEMBER 2012

BETWEEN:

(1)
Sunwing Zitong Energy Ltd., a company organised and existing under the laws of the British Virgin Islands and having its registered office at 9 Columbia Centre, Road Town, Tortola, British Virgin Islands, (the "Seller"); and

(2)
Shell China Exploration and Production Co. Ltd., a company organised and existing under the laws of England, and having its registered office at 3rd Floor, East Wing, China World Trade Center, No. 1 Jian Guo Men Wai Dajie, Beijing, China, (the "Purchaser"),

(together the "Parties" and each a "Party").

WHEREAS:

(A)
China National Petroleum Corporation ("CNPC") and Pan-China Resources Ltd. ("Pan-China") entered into the Contract for Exploration, Development and Production in Zitong Block, Sichuan Basin of the People's Republic of China in Beijing on September 19, 2002 (as amended and supplemented (including under the Amendment Contracts) from time to time in accordance with its terms) (the "Petroleum Contract").

(B)	The Petroleum Contract was duly approved by the Ministry of Foreign Trade and Economic Cooperation (now known as the Ministry of Commerce of the People's Republic of China) ("MofCOM");

(C)
Pan-China assigned to the Seller all its rights, interests, liabilities and obligations under the Petroleum Contract pursuant to a Deed of Assignment between Pan-China and the Seller elated November 22, 2004, and such assignment and related amendments to the Petroleum Contract made pursuant to an amendment agreement dated November 22, 2004 were approved by the Ministry of Commerce of the People's Republic of China on March 21, 2005;

(D)
The Seller assigned ten percent (10%) of its participating interest under the Petroleum Contract to Mitsubishi Gas Chemical Company Inc. ("MGC") pursuant to a deed of assignment and Farmout Agreement with MGC dated on or around November 25, 2005 and such assignment and related amendments to the Petroleum Contract made pursuant to an agreement titled the "Second Amendment" dated March 21, 2006 were approved by the Ministry of Commerce of the People's Republic of China on May 16, 2006;

(E)
The Seller and MGC comprise the Contractor under the Petroleum Contract and hold 90% and 10% respectively of the Participating Interests in and under the Petroleum Contract and of the Participating Interests in and under the Joint Operating Agreement.

(F)
The Seller wishes to sell and the Purchaser wishes to purchase all of the Participating Interests of the Seller (including as Operator) in and under the Petroleum Contract and Joint Operating Agreement together with all other Transferred Interests, on the terms and conditions set out in this Agreement.

IT IS AGREED as follows:

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1	INTERPRETATION

1.1	In this Agreement:

Accrual Basis of Accounting means the basis of accounting under which costs and benefits are regarded as applicable to the period to which they relate regardless of when invoiced, paid or received;

Affiliate means, in relation to a Party: (a) its Ultimate Parent Company; (b) a company (other than the Party itself) which is, from time to time, directly or indirectly controlled by the Ultimate Parent Company; or (c) in the case of a Party which does not have an Ultimate Parent Company, a company which is for the time being directly or indirectly controlled by that Party. For the purpose of this definition:

(a)
a company is directly controlled by another company if the latter company beneficially owns fifty per cent (50%) or more of either the issued share capital or the voting rights attached to the issued share capital of the first mentioned company; and

(b)
a company is indirectly controlled by another company if a series of companies can be specified, beginning with the latter company and ending with the first mentioned company, which are so related such that each company of the series (except the latter company) is directly controlled by one or more of the companies earlier in the series;

Agreement means this agreement, including the Schedules to this Agreement, all as amended, varied or supplemented from time to time;

Amendment Agreement in respect of the Joint Operating Agreement means an amending agreement to the Joint Operating Agreement substantially in the form set out in Schedule 6, which, for greater certainty, shall only contain such amendments as are required to give effect to the sale and assignment of the Transferred Interests to Purchaser and any other transactions contemplated in this Agreement, effective as of the Condition Date;

Amendment Agreement in respect of the Petroleum Contract means the Third Amendment Agreement to the Petroleum Contract agreed among the Seller, Purchaser, MGC and CNPC, which, for greater certainty, shall only contain such amendments as are required to give effect to the sale and assignment of the Transferred Interests to Purchaser and any other transactions contemplated in this Agreement, effective as of the Condition Date;

Amendment Contracts means the agreement titled "Amendment to Contract for Exploration, Development and Production in Zitong Block, Sichuan Basin" between CNPC, Pan-China Resources Ltd. and Seller dated 22 November 2004, the agreement titled "The Second Amendment to Contract for Exploration, Development and Production in Zitong Block, Sichuan Basin of the People's Republic of China" between CNPC, Seller and MGC dated 21 March 2006, and the Supplementary Agreement;

Applicable Laws means all laws, statutes, regulations, by-laws, statutory rules, orders, ordinances, protocols, codes, guidelines, notices, directions, treaties, ordinances, decrees

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and terms and conditions of any grant of approval, permission, authority or license of any court, Government Authority, statutory body or self-regulatory authority, to the extent applicable in the referenced circumstances;

Approvals means permits, licences, consents, approvals, agreements, filings, waivers and any other authorisation of any nature;

Business Day means a day (other than a Saturday or Sunday) on which commercial banks are generally open for business in both Beijing, People's Republic of China and Calgary, Canada;

Cash Bonus Payment has the meaning given to it pursuant to Clause 4.7;

Certified Copy means a copy of a document certified by an officer of a Party as being a true copy;

Claim means any claim under or in connection with this Agreement, whether in tort, contract, under statute or otherwise, including in respect of any Warranty or any indemnity;

CNPC has the meaning given to it in Recital A;

Completion means completion of the sale and purchase of the Transferred Interests in accordance with this Agreement;

Completion Date means (a) 5 Business Days after the Condition Date; or (b) 5 Business Days after receipt by the Purchaser of notification of the granting of the MofCOM Approval (whichever is the later) provided that all things set out in Schedule 3 are carried out on or prior to the Completion Date.

Completion Documents means the documents described in Schedule 4 (Completion Documents);

Condition means each condition precedent to the sale and purchase of the Transferred Interests described in Clause 3.1;

Condition Date means the date on which all of the Conditions are satisfied in accordance with Clause 3 of this Agreement;

Consideration means the consideration payable in respect of the Transferred Interests under Clause 4.1;

Contract Area shall have the meaning given to it in the Petroleum Contract;

Contractor shall have the meaning given to it in the Petroleum Contract;

Contracts means the Farmout Agreement and all contracts and other agreements entered into pursuant to or in furtherance of activities and operations under any Transferred Interest Documents prior to Completion (including the Seismic Data Contracts but excluding all Transferred Interest Documents);

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Cost Recovery Approval means one or more documents reasonably evidencing the relevant Past Costs as being cost recoverable under the terms of the Petroleum Contract;

Dangerous Substance means any natural or artificial substance or thing (whether in solid, liquid, gas, vapour or other form and whether alone or in combination with any other substance or thing) capable of causing harm to any living organism supported by the Environment, or damage to the Environment, including Petroleum and Petroleum products, pollutants, contaminants, naturally occurring radioactive material, radiation, electricity, heat and any waste;

Data means all data and information (whether technical, financial, commercial or otherwise and whether in electronic copy, hard copy, original form or otherwise) relating to the Transferred Interests or Operations which is owned or is in the possession of Seller or its Affiliates and otherwise in which Seller (in its capacity as Contractor or Operator) has any rights or holds any interest, including the Transferred Interest Documents, data and information obtained under Contracts, copies of Contracts, agreements, books, accounts, records, licences, notifications, permits, correspondence and reports (including petroleum engineering, reservoir engineering, drilling, geological, geophysical and all other kinds of technical data and reports, samples, well logs and analyses) and any traded data. For certainty, the Parties acknowledge that all data, records, samples, vouchers and other original data obtained in the course of performing the Operations is owned by CNPC pursuant to Article 17 of the Petroleum Contract;

Date of Commencement of the Implementation of the Contract has the meaning given to it in the Petroleum Contract;

Deed of Assignment of the Joint Operating Agreement means a deed of assignment substantially in the form set out in Schedule 5, which effects the transfer of the Participating Interest of Seller in the Joint Operating Agreement to Purchaser, effective as of the Condition Date;

Deed of Assignment of the Land Acquisition Agreement means a deed of assignment agreed between Seller and Purchaser, which effects the transfer of the rights and obligations of Seller under the Land Acquisition Agreement to Purchaser, effective as of the Condition Date;

Default Rate means 300 basis points above the London interbank offered rate, being the rate per annum for six (6) months deposit in US dollars which appears on the screen display designated as Reuters Screen "LIBOR01 Page" (or such other page as may replace that page for the purpose of displaying London interbank offered rates for US dollar deposits) at or about 11.00 a.m. (London time) on the relevant Business Day or, if such day is not a Business Day, on the next Business Day;

Disputes means disputes, claims, demands, actions, suits, notices, government or other enquiries or proceedings;

Encumbrance means any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, assignment by way of security, trust arrangement for the purpose of providing security or any other security interest of any kind, including retention arrangements and any agreement to create any of the foregoing;

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Environment means all or any of the following media: air, water (including the air and water within buildings or other natural or man-made structures above or below ground, the sea and territorial and controlled waters) and land (including land beneath waters and the sea bed) and any living organism (including man) supported by these media;

Environmental Law means any and all statutes, secondary and subordinate legislation, regulations, by-laws, directives, rules, licences, permits, common law, judgments, decisions and judicial interpretations of any laws and international treaties having the force of law concerning:

(a)	harm or damage to, or the protection of the Environment (or any compensation arising in respect of such harm or damage to the Environment); and

(b)	the presence, generation, management, extraction, transportation, storage, treatment, disposal, deposit, abandonment, emission, discharge, release or escape of any Dangerous Substances;

Environmental Liabilities means any actual or alleged claims, costs, expenses, charges, liabilities and/or obligations (including clean-up costs, costs of ameliorating or removing any Dangerous Substances and reinstatement costs) whether direct or indirect, foreseen or unforeseen, known or unknown, whether or not in the contemplation of the Parties, contingent or actual, whether arising in equity or common law, under law, Environmental Law, statute, statutory instrument, regulation, contract, Transferred Interest Document, Contract, or permit, or in respect of any tortious or negligent act or omission (whether or not loss or damage caused thereby has yet been suffered) arising from or in connection with, or otherwise related, whether directly or indirectly, to:

(a)	the Environment, Environmental Laws or Environmental Licences; or

(b)	the presence, generation, management, extraction, transportation, storage, treatment, disposal, deposit, emission, discharge, release or escape of any Dangerous Substance;

Environmental Licence means any permit, licence, authorisation, consent, exemption or other approval required by any Environmental Law;

Expenses means all losses, costs, damages, charges or expenses (including legal expenses) incurred or suffered by an Indemnified Person in respect of any Indemnity Claims;

Farmout Agreement means the Farmout Agreement entered into by Seller and MGC dated 25 November 2005;

Good Oilfield Practice means the exercise of that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected to be applied by a skilled and experienced person engaged in the upstream oil and gas industry;

Government Authority means any court or tribunal in any jurisdiction or any national, federal, state, provincial, municipal or other governmental body, agency, authority, department, commission, board or instrumentality;

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Indemnified Person has the meaning given in Clause 8 and Clause 24, as applicable in the case of each such Clause;

Indemnity Claims means any and all claims (whether or not successful, compromised or settled), actions, liabilities, demands, proceedings or judgments which may be instituted, made, threatened, alleged, asserted or established in any jurisdiction against or otherwise involving an Indemnified Person;

Insolvency Event means, in respect of a Party:

(a)	if a petition is filed, an order is made or a resolution passed, or any other proceeding is taken for the winding up, dissolution, court protection or liquidation of the Party;

(b)
if any proceedings are commenced under applicable bankruptcy, insolvency or restructuring laws (including filing a proposal or notice of intention), or if the Party commits an act of bankruptcy, or if the Party becomes insolvent or bankrupt or makes an authorized assignment pursuant to applicable bankruptcy laws; or

(c)
if proceedings are commenced to appoint a receiver, receiver/manager or trustee (or the equivalent thereof) in respect of substantially all of the assets of the Party by a court or pursuant to any other agreement; or

(d)	the equivalent in any jurisdiction of any of the above;

Insurance means all insurance that is required to be maintained pursuant to the Transferred Interest Documents;

Insurance Policies means the insurance and re-insurance policies in respect of all Insurances, including all such policies of Seller that are in place as at the date of this Agreement in respect of the Transferred Interests and or Operations;

Joint Account has the meaning given to it in the Joint Operating Agreement;

Joint Operating Agreement means the Joint Operating Agreement dated 25 November 2005 between Seller and MGC (as amended and supplemented from time to time in accordance with its terms). For the avoidance of doubt, the Farmout Agreement shall not be considered as having supplemented or amended the Joint Operating Agreement dated 25 November 2005;

Land Acquisition Agreement means the agreement titled "Agreement for Acquiring Construction Land for Zitong Block", dated 21 March 2005, between PetroChina Southwest Oil and Gas Branch Company Northwest Gas Field and Pan China Resources Ltd, together with any agreements and authorization letters or statements amending, supplementing and varying such agreement;

Material Adverse Effect means any change or occurrence of an event or series of events that is materially adverse to the value of the Transferred Interests, when taken as a whole, except any such change or effect resulting from or arising in connection with: (i) this Agreement or the transactions contemplated hereby or otherwise consented to or approved by Purchaser; (ii) changes in general economic or financial conditions, or

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fluctuations in currency exchange, securities or commodity prices; (iii) changes or proposed changes in Applicable Laws; (iv) reasonable wear and tear on any tangible property or asset; or (v) any matter which is covered by insurance proceeds which have been paid to the Joint Account to cover the insured event; provided that in no case shall any change or effect be considered to be a Material Adverse Effect for the purposes of this Agreement unless such change or effect results or is likely to result in a decrease in the fair market value of the Transferred Interests exceeding Fifteen Million United States Dollars (USD 15,000,000) (assuming, for the purpose of determining such fair market value, a sale between a willing buyer and a willing seller of the whole of Transferred Interests for cash consideration and on arms length terms);

MGC has the meaning given to it in Recital D;

MofCOM Approval has the meaning given to it in Article 3.1(c);

Operations means all operations and other activities carried (or to be carried) out under the Petroleum Contract, Joint Operating Agreement and any other Transferred Interest Documents and/or in furtherance of operations and activities thereunder;

Operator means the party designated as operator for the time being under the Petroleum Contract and selected under the terms of the Joint Operating Agreement to perform the duties of operator under such agreements;

Pan-China has the meaning given to it in Recital A;

Participating Interest means, in respect of the Petroleum Contract, the undivided interest of a person comprising Contractor (expressed as a percentage of the total interests of all persons comprising Contractor) in the Contractor's rights and obligations under the Petroleum Contract, and in respect of the Joint Operating Agreement means the undivided interest of a party thereto (expressed as a percentage of the total of interests of all parties thereto) in "Contractor's Rights and Obligations" as such phrase is defined in the Joint Operating Agreement. As at the date of this Agreement, the Participating Interests of Seller and MGC in each of the Petroleum Contract and the Joint Operating Agreement are 90% and 10% respectively;

Past Costs means the costs and expenses incurred and paid by the Contractor in respect of Operations from and including the Date of Commencement of the Implementation of the Contract up to and including the Condition Date;

Past Costs Amount means the Sellers Share of Past Costs;

Past Costs Cap has the meaning given in Clause 4.8;

Performance Bond means the performance bond required to be provided to CNPC pursuant to the terms of the Supplementary Agreement;

Petroleum shall have the meaning given to it in the Petroleum Contract;

Petroleum Contract has the meaning given in Recital A;

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Post-Condition Date Liabilities means all claims, costs, charges, expenses, obligations and liabilities relating to or arising out of the Transferred Interests and the Operations calculated on an Accrual Basis of Accounting that are attributable to (or relate to a fact, act or omission attributable to) the period from and after the Condition Date (including for the avoidance of doubt, any Environmental Liabilities and any claims, costs, charges, expenses, obligations and liabilities in respect of any Tax so attributable), provided that:

(a)
such term shall include any abandonment and reclamation liabilities relating to the wells referenced in Seller's Warranty number 36 (as set forth in Part I of Schedule 2) subject to any Warranty Claim that could be made by Purchaser against Seller in connection therewith; and

(b)
such term shall exclude any claims, costs, charges, expenses, obligations and liabilities arising under or in connection: (i) with any Contracts (irrespective of whether they relate to a fact, act or omission attributable to the period up to, on or after the Condition Date) and (ii) with any successful Claim made by the Purchaser (or an Indemnified Person who is an Affiliate, successor, assignee, officer or employee of the Purchaser) under or in connection with this Agreement;

Pre-Condition Date Liabilities means all claims, costs, charges, expenses, obligations and liabilities relating to the Transferred Interests and the Operations calculated on an Accrual Basis of Accounting that are attributable to (or relate to a fact, act or omission attributable to) any period (including prior to the date of this Agreement) up to, but excluding, the Condition Date (including for the avoidance of doubt, any Environmental Liabilities and any claims, costs, charges, expenses, obligations and liabilities in respect of any Tax so attributable), provided that such term shall:

(a)
include any claims, costs, charges, expenses, obligations and liabilities arising under or in connection with any Contracts (irrespective of whether they relate to a fact, act or omission attributable to the period up to, on or after the Condition Date); and

(b)
exclude any abandonment and reclamation liabilities relating to the wells referenced in Seller's Warranty number 36 (as set forth in Part 1 of Schedule 2), subject to any Warranty Claim that could be made by Purchaser against Seller in connection therewith;

Property means all property (including materials, rigs, equipment, plant, machinery, infrastructure, facilities, wells, installations and structures) occupied, used or owned by Contractor or Operator under the Petroleum Contract, Joint Operating Agreement, the Land Acquisition Agreement and any other Transferred Interest Documents or otherwise in respect of Operations;

Seismic Data Contracts means the agreement titled "Master Geophysical Data Acquisition Agreement", dated 10 January 2004, between Pan China Resources Ltd and CNPC Sichuan Petroleum Administration Sichuan Geophysical Company (as novated or transferred from time to time) together with any agreements amending, supplementing and varying such agreement, including the agreements titled "Supplemental Agreement No. 3", "Supplemental Agreement No. 4" and "Supplemental Agreement No. 5", each

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dated 2 February 2012, between CNPC Chuanqing Drilling and Engineering Sichuan Geophysical Company and the Seller;

Seller's Share means the amount which is equal to the Seller's Participating Interest (expressed as a percentage);

Supplementary Agreement means the agreement titled "Supplementary Agreement for Petroleum Contract for Zitong Block, Sichuan Oilfield of the People's Republic of China" entered into between CNPC, Seller and MGC dated 30 December 2011 and approved by MofCOM on 1 April 2012;

Tax means any tax, levy, charge, impost and withholding wheresoever imposed and having the character of tax and all penalties, fines, charges, surcharges and interest relating to the same;

Third Party Approvals means all Approvals required from any third party to the sale and assignment of the Transferred Interests and to any other transaction contemplated under this Agreement and the Completion Documents;

Transferred Interest Documents means the Petroleum Contract, the Joint Operating Agreement, the Land Acquisition Agreement and such other agreements and documents described in Part 2 of Schedule 1 (in each case as amended and supplemented from time to time in accordance with its terms);

Transferred Interests means all of the undivided legal and beneficial interests of Seller (in its capacity as Contractor or Operator) in the following:

(a)	the Petroleum Contract;

(b)	the Joint Operating Agreement;

(c)	the Land Acquisition Agreement;

(d)	all other Transferred Interest Documents; and

(e)	the Property,

together with such rights, title, benefits, interests and obligations of Seller (in its capacity as Contractor or Operator or otherwise) as are derived therefrom, including in Data (to the fullest extent that Seller's rights and interests in respect of Data are transferrable pursuant to the Transferred Interest Documents and Applicable Laws) and other assets (whether tangible or intangible), and rights to recover costs as permitted under the Petroleum Contract (including in respect of any Past Costs Amount) whether paid or incurred before, on or after the Condition Date and the right to take in kind Seller's Share of Contractor's entitlement to any Petroleum produced from the Contract Area;

Ultimate Parent Company means in relation to Seller, Ivanhoe Energy Inc., and in relation to Purchaser, Royal Dutch Shell plc;

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Warranty means in relation to Seller, each representation and warranty contained in Part 1 of Schedule 2, and in relation to Purchaser, each representation and warranty contained in Part 2 of Schedule 2; and

Warranty Claim means any claim made by Purchaser or Seller for any breach or alleged breach of any Warranty in accordance with Clause 5 and shall include any indemnity claim referred to in Clause 5.3.

1.2	In this Agreement (unless expressly stated, or the context requires, otherwise):

(a)
any reference to a person includes any body corporate, unincorporated association of persons (including a partnership, joint venture or consortium (whether or not having a separate legal personality)), government, state, agency, organisation and any other entity whether or not having separate legal personality, and an individual, his estate and personal representatives, and any reference to a company includes any company, corporation and other body corporate wheresoever incorporated;

(b)	subject to Clause 16 (Assignment), any reference to a Party to this Agreement includes the successors and assigns (immediate or otherwise) of that Party;

(c)	the words including and include shall mean including without limitation and include without limitation, respectively;

(d)
any reference to an agreement or other document is to that agreement or document as amended, varied, supplemented or novated from time to time otherwise than in breach of this Agreement or that document;

(e)	any reference to a Clause or Schedule is to a clause or schedule of or to this Agreement and the Schedules form part of this Agreement;

(f)	the headings are for convenience only and do not affect the interpretation of this Agreement;

(g)
any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes that enactment as amended, replaced, extended or applied by or under any other enactment (before, on or after execution of this Agreement);

(h)
if there is any conflict or inconsistency between a term in the body of this Agreement and a term in any of the Schedules or other documents referred to or otherwise incorporated into this Agreement, the documents shall have the following order of precedence: (i) the Amendment Agreement in respect of the Petroleum Contract shall take precedence over this Agreement; and (ii) the body of this Agreement shall take precedence over the Schedules to this Agreement;

(i)
where in this Agreement or any document delivered pursuant hereto, any statement or representation or warranty is made on the basis of knowledge or awareness of a Party, such knowledge or awareness consists only of the actual knowledge or awareness of those officers, directors and employees of such Party and its Affiliates who are primarily responsible, in the course of their normal

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duties, for the supervision of the subject matter of such statement or representation or warranty, provided that such persons have made usual and reasonable enquiries regarding the same. Where such usual and reasonable enquiries are not made, such Party and its Affiliates shall be deemed to have actual knowledge of such matters that would reasonably be expected to be discovered by such usual and reasonable enquiries if they had been conducted; and

(j)
a reference in this Agreement to any English legal term for any action, remedy, method or form of judicial proceeding, legal document, legal status, court or any other legal concept or matter will be deemed to include a reference to the corresponding or most similar legal term in any jurisdiction other than England, to the extent that such jurisdiction is relevant to the transactions contemplated by this Agreement or the terms of this Agreement.

2	SALE AND PURCHASE OF THE TRANSFERRED INTERESTS

2.1
Subject to each of the Conditions being satisfied in accordance with Clause 3.4, Seller shall sell and Purchaser shall purchase, the Transferred Interests free from all Encumbrances. Such sale and purchase of the Transferred Interests shall be deemed for all purposes to be made with effect on and from the Condition Date.

2.2
For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, any Completion Document or otherwise, the Purchaser shall not assume any rights, title, interests, obligations and liabilities under any Contracts by virtue of the transactions contemplated in this Agreement, the Completion Documents or otherwise other than the Seller's rights, title and interest under any Contracts in respect of any Property and Data, which rights, title and interest form part of the Transferred Interests, and this Agreement shall be read and construed accordingly.

3	CONDITIONS

3.1	The sale and purchase of the Transferred Interests is conditional on each of the following conditions precedent (each a "Condition") being satisfied in accordance with this Agreement:

(a)
the execution and delivery by the Parties, MGC and CNPC of the Amendment Agreement in respect of the Petroleum Contract to reflect the sale and assignment of the Participating Interest of Seller in the Petroleum Contract to Purchaser as contemplated herein;

(b)	MGC shall have delivered its:

(A)
written waiver of its preferential right under Article 3.3 of the Farmout Agreement and of its right of first refusal under Article 10.1(g) of the Joint Operating Agreement, with respect to the sale and assignment of the Participating Interests of Seller under the Joint Operating Agreement and under the Petroleum Contract to Purchaser as contemplated herein;

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(B)
written consent to the sale and assignment of the Participating Interest of Seller in the Joint Operating Agreement to Purchaser, as required pursuant to Article 10.1(e) of, the Joint Operating Agreement;

(C)	written consent to Seller resigning as Operator on and from the Condition Date, as required pursuant to Article 3.9 of the Joint Operating Agreement; and

(D)	written consent to Purchaser replacing Seller as Operator, on and from the Condition Date, as required under the Joint Operating Agreement;

or such similar document(s) provided by MGC to effect such matters;

(c)
the execution and delivery by the Parties and MGC of the Deed of Assignment of the Joint Operating Agreement to reflect the sale and assignment of the Participating Interest of Seller in the Joint Operating Agreement to Purchaser as contemplated herein;

(d)
the execution and delivery by the Parties and MGC of the Amendment Agreement to the Joint Operating Agreement to reflect the sale and assignment of the Participating Interest of Seller in the Joint Operating Agreement to Purchaser as contemplated herein; and

(e)
the Ministry of Commerce of the People's Republic of China shall have approved the Amendment Agreement in respect of the Petroleum Contract or otherwise approved the sale and assignment of the Participating Interest in the Petroleum Contract to Purchaser as contemplated herein (the "MofCOM Approval"). For greater certainty, (i) this condition shall be satisfied upon the effective date of the MofCOM Approval (regardless of notification or delivery to CNPC or the Parties), and (ii) MofCOM Approval shall be the final condition to the transaction hereunder and there shall be no further conditions to be satisfied after the effective date of the MofCOM Approval notwithstanding other provisions in this Agreement.

3.2
In order to satisfy the relevant Condition, each of the Completion Documents and each waiver, agreement, approval (including Third Party Approvals) and consent referred to in Clause 3.1 above: (a) shall be in a form satisfactory to (and any proposed amendment to or the imposition of any condition with respect to such waiver, agreement, approval or consent shall be subject to the prior agreement of) each of Purchaser and Seller, each acting reasonably; and (b) must remain in full force and effect at Completion.

3.3	It is understood and agreed between the Parties that:

(a)	the MofCOM Approval shall not be sought until such time as all other Conditions have been satisfied;

(b)
only CNPC may make application for the MofCOM Approval, however, the Parties shall co-operate with CNPC and take such reasonable measures as CNPC may direct in order to progress the application for the MofCOM Approval; and

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(c)
neither this Agreement nor any of the Completion Documents or any other agreement creates any right, title or other interest, whether equitable or otherwise, or obligations or liability for or on the part of Purchaser in and under, the Petroleum Contract, Joint Operating Agreement or any other Transferred Interest Documents or otherwise in respect of the Transferred Interests, prior to the Condition Date.

3.4
Each of the Parties will, at their own cost and expense, use all reasonable endeavours to fulfil or procure the fulfilment of each of the Conditions as soon as is reasonably practicable after the date of this Agreement, and in any event, on or before 31 December 2012 (or such later date as the Parties may mutually agree). Seller shall notify Purchaser in writing immediately upon the satisfaction of each Condition and of all Conditions. Without limiting the generality of the foregoing, each Party shall, at its own cost and expense, execute all documents and do and procure to be done all such acts and things as are reasonably required to be done by it, and provide all reasonable assistance to and cooperate fully with the other Party, to ensure that the Conditions are so satisfied, and each Party shall keep the other Party promptly informed of any communications and discussions with relevant third parties, and of any other material information, relating to the Conditions (including by providing to the other Party copies of correspondence with the Ministry of Commerce of the People's Republic of China, CNPC, MGC and all other relevant third parties).

4	CONSIDERATION

4.1
As consideration for the sale and assignment of the Transferred Interests to Purchaser, Purchaser shall pay to Seller the amounts provided for pursuant to this Clause 4, as and when required in accordance with the terms hereof.

4.2	Subject to Clauses 4.4 and 4.8, Purchaser shall pay to Seller, at Completion, the sum of:

(a)	the applicable Past Costs Amount determined in accordance with Clause 4.3; and

(b)	the Cash Bonus Payment in an amount determined in accordance with Clause 4.7.

4.3	At Completion, and subject to Clause 4.4 and the Past Costs Cap under Clause 4.8, Purchaser shall pay to Seller an amount equal to the aggregate of:

(a)	the Past Costs Amount that relates to Past Costs incurred during the period from the Date of Commencement of the implementation of the Contract up to and including 31 December 2010; and

(b)	the Past Costs Amount that relates to Past Costs incurred during the period from and including 1 January 2011 up to and including the Condition Date,

provided that any such amounts shall only be payable at Completion if either (i) such amount has been audited and (A) CNPC has completed its audit and allowed any such amount for cost recovery under the Petroleum Contract and (B) the applicable Cost Recovery Approval has been provided to Purchaser on or prior to the Condition Date; or (ii) such amount has not been audited by CNPC but the 24-month period for auditing has elapsed in accordance with the Petroleum Contract and such amount is therefore deemed recoverable under the Petroleum Contract.

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4.4
If by the Condition Date CNPC has not audited and allowed for cost recovery all or any part of the Past Costs referred to in Clause 4.3, or CNPC has audited and allowed for cost recovery all or any part of such Past Costs but the result of such audit and/or the relevant Cost Recovery Approval has not been provided to Purchaser, then the Past Costs Amount reimbursement payable at Completion under Clause 4.3 will not include such part of the Past Costs Amount relating to such Past Costs (such excluded part of such costs, the "Deferred Past Cost Amount"). Without prejudice to Completion and subject to Clauses 4.6 and 4.8, Purchaser shall pay to Seller such part of the Deferred Past Cost Amount for which a Cost Recovery Approval is provided to Purchaser, such payment to be made within ten (10) Business Days from the date of delivery of the approval. For the avoidance of doubt and without double counting, the obligation of Purchaser to pay the Deferred Past Cost Amount will remain in place until the total of the Deferred Past Cost Amount is so paid.

4.5
The Parties will use reasonable efforts to have any outstanding CNPC audits of Past Costs incurred from the Date of Commencement of the Implementation of the Contract up to and including the Condition Date completed as quickly as possible.

4.6
Notwithstanding Clause 4.4 and in accordance with the provisions of Article 19.2.1 of the Petroleum Contract, if any of the Past Costs is not finally audited within a 24-month period from the Condition Date or no written notice of any exception to any final auditing results or such costs is given by CNPC within such 24-month period, the amount of Past Costs shown in the relevant Joint Account (as such term is defined in the Accounting Procedure attached as Annex II to the Petroleum Contract) records shall be deemed correct and Purchaser shall (subject to the Past Costs Cap in Clause 4.8) pay the corresponding portion of the Past Costs Amount to Seller within ten (10) Business Days from the expiration of such 24-month period.

4.7	The amount of the "Cash Bonus Payment" payable at Completion under Clause 4.2(b) shall be determined as follows:

(a)	if the Condition Date is after 30 June 2012 but on or before 30 September 2012, the Cash Bonus Payment will be Fifty Million United States Dollars (USD 50,000,000); or

(b)
if the Condition Date is after 30 September 2012 but on or before 31 December 2012, the Cash Bonus Payment will be Twenty Million United States Dollars (USD 20,000,000). For the avoidance of doubt, if the Condition Date is after 31 December 2012, there shall be no Cash Bonus Payment.

4.8
Notwithstanding anything to the contrary in this Clause 4, the maximum amount payable by Purchaser to Seller under Clauses 4.2(a), 4.3, 4.4 and 4.6 (in aggregate for all such Clauses) shall be Eighty-Five Million United States Dollars (USD 85,000,000) (the "Past Costs Cap").

4.9
On and from the Condition Date, Purchaser will assume the obligation under the Supplementary Agreement to provide the Performance Bond in accordance with the provisions of the Supplementary Agreement, and Purchaser will use all reasonable endeavours to procure that CNPC releases the Performance Bond provided by Ivanhoe Energy Inc. as soon as practicable after the Condition Date.

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4.10
On and from the Condition Date, in the case that Operator receives or has received notice, pursuant to Article 19.2.4 of the Petroleum Contract, of any exceptions to the auditing results of any Past Costs incurred on or prior to the Condition Date, Purchaser, in its capacity as Operator, shall as soon as practicable thereafter notify Seller of any correspondence received in respect of such exceptions and shall deliver such correspondence and make such submissions in respect of such exceptions (including to the JMC), and shall vote at the JMC in respect of such exceptions, in accordance with the reasonable written instructions of Seller.

4.11
The Consideration shall be paid by Purchaser to Seller by way of wire transfer to a bank account to be established by Seller outside China subsequent to the execution of this Agreement. Seller shall provide Purchaser with wire instructions and account details for such bank account a reasonable time prior to the date any payments are due hereunder.

5	WARRANTIES

5.1
In this Clause 5, the Party in whose favour a Warranty is given is referred to as the Warrantee and the Party by whom a Warranty is given is referred to as the Warrantor, and any Warranty Claim shall be subject to the limitations and other provisions set out in this Clause 5 or otherwise set out in this Agreement.

5.2
Subject to the provisions of this Agreement, Seller represents and warrants to Purchaser that each of the statements set out in Part 1 of Schedule 2 (the Seller's Warranties), and the Purchaser represents and warrants to the Seller that each of the statements set out in Part 2 of Schedule 2 (the Purchaser's Warranties), shall, except where a specific time is otherwise indicated, be true and accurate in all respects at the date of this Agreement and at Completion.

5.3
Subject to the limitations and other provisions set out in this Clause 5 or otherwise set out in this Agreement, each Party as Warrantor agrees to indemnify, hold harmless and defend the other Party as Warrantee from and against any liability, claim, loss, damage or cost which such other Party may suffer or incur with respect to a Warranty Claim.

5.4
The Warranties of each Party shall survive Completion and not be merged in any other document provided pursuant to this Agreement, provided that no Warranty Claim may be made against either Party pursuant to or based in any way upon any of the Warranties or any indemnity in respect thereof unless notice thereof with reasonable particulars shall have been provided by the Warrantee to the Warrantor within a period of thirty (30) months following Completion.

5.5
The Warrantor shall not be liable in respect of a Warranty Claim to the extent that the matter or circumstance giving rise to that claim is a matter or circumstance of which Warrantee or its agents or those for whom it is otherwise responsible have knowledge at the date of this Agreement howsoever arising.

5.6
Save only as and to the extent set forth in this Agreement, the Warrantor makes no representations or warranties whether express or implied in respect of any matter or thing and disclaims all liability and responsibility for any representation, warranty, statement, opinion or information whether express or implied made or communicated (orally or in writing) to the Warrantee in connection with the transactions contemplated hereby and the Warrantee acknowledges and affirms that it has not relied upon any such

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representation, warranty, statement, opinion or information whether express or implied in entering into and carrying out the transaction contemplated by this Agreement.

5.7
Without limiting the generality of Clause 5.6, except as specifically provided in Section 1 of Schedule 2, Seller does not make any representations or warranties to Purchaser in respect of the Transferred Interests or otherwise, express or implied in fact or by law, and in particular no representation or warranty is made, other than as specifically provided in Section 1 of Schedule 2, with respect to:

(a)	merchantability or fitness for any particular purpose of the Transferred Interests;

(b)	the value of the Transferred Interests, or the future revenues applicable thereto;

(c)
the suitability, quality, efficiency or results of any work program performed or approved in respect of the Operations, whether pursuant to the Petroleum Contract, the Joint Operating Agreement or otherwise;

(d)	any interpretations thereof, or any economic evaluations or Environmental assessments respecting the Transferred Interests; or

(e)	the quality, condition or serviceability of all or any of the Transferred Interests.

5.8	The Parties agree that any payment made in respect of an agreed or adjudged claim under the Warranties shall for tax purposes be deemed to result in an adjustment to the Consideration.

5.9
Each Warranty shall be construed as being separate and independent and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty.

5.10
For purposes of the Warranties and other provisions of this Agreement (but without limiting Clause 3 or any provisions relating to Conditions) Purchaser acknowledges and agrees that it is acquiring the Transferred Interests subject to the terms of the Transferred Interest Documents as at the date of this Agreement and subject to all Applicable Laws.

6	COVENANTS UP TO COMPLETION

6.1
Until Completion, unless otherwise provided and subject to Clause 6.2 and to the other covenants and restrictions contained in this Agreement, Seller shall (whether in its capacity as Contractor, Operator or otherwise):

(a)
until the Condition Date, carry on its activities in respect of the Transferred Interests and conduct all Operations in the ordinary and usual course of business and in compliance with the Transferred Interest Documents and all other applicable arrangements, Applicable Laws and internationally accepted Good Oilfield Practices, provided that the Seller shall not undertake any activities or Operations other than those activities and Operations (and related expenditures) it is obliged to undertake under the Transferred Interest Documents or unless otherwise agreed in writing by the Purchaser, and for greater certainty, on and from the Condition Date Seller shall not undertake any such activities or Operations;

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(b)	On and from the Condition Date Seller shall not enter into any commitments or obligations or incur any expenditure in respect of the Transferred Interest Documents or in respect of Operations;

(c)
not do or omit to do, or cause or authorise or omit to cause or authorise, anything that would constitute a breach of any of the Seller's Warranties or would make any of them untrue, inaccurate or misleading, or which would, or may be, prejudicial to the Transferred Interests or the Transferred Interest Documents;

(d)
advise Purchaser, as soon as reasonably practicable, in writing of any matter or thing occurring between the date of execution of this Agreement and Completion which does, or would reasonably be expected to, result in any of the Seller's Warranties not being true, accurate or being misleading upon Completion, or which would or may be prejudicial to the Transferred Interests or the Transferred Interest Documents;

(e)
save as expressly contemplated by this Agreement and the Conditions, as otherwise agreed in writing with the Purchaser or as required to terminate any contracts not being assumed by Purchaser hereunder, not (and shall not agree to) enter into any new agreement in respect of the Transferred Interests or to amend, novate, relinquish, terminate, suspend nor supplement any Transferred Interest Document or any other agreement or arrangement in respect of the Operations or Transferred Interests, or waive or agree to waive any of its rights or remedies thereunder;

(f)
to the fullest extent permitted by Applicable Laws, the Transferred Interest Documents and other relevant contractual obligations, provide the Purchaser's representatives with access to (and where reasonably requested, copies of) the Transferred Interest Documents, all Data and all other books and information relevant to the Transferred Interests and the Operations which are in the possession of Seller and/or its Affiliates, and where reasonably requested by Purchaser, consult and review with Purchaser any matters arising therefrom;

(g)
keep Purchaser informed, as soon as reasonably practicable upon notification or becoming aware of all material acts, matters and things relating to the Transferred Interests, Transferred Interest Documents and Operations and consult with Purchaser, on an ongoing basis, in relation to same;

(h)
provide to Purchaser, as soon as reasonably practicable upon notification or becoming aware of any actual or potential Dispute or insurance claim (including any event that may give rise to an insurance claim), and thereafter on an ongoing basis, full details (and in respect of documents, copies thereof) of any information relevant to any such Dispute, claim or event and any actions to be taken in respect of such Dispute, claim or event and (without prejudice to Clause 9) if Seller and Purchaser are unable to agree on any action to be taken in respect of such Dispute, Seller shall take such action as it determines, acting reasonably, to be in the best interests of the Transferred Interests, after taking into consideration the interests and wishes of Purchaser in respect of same (provided that, after the Condition Date, Seller not take any action without the agreement of the Purchaser);

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(i)
immediately upon becoming aware, notify Purchaser in writing of any event or proposal that has, or would reasonably be expected to have, a Material Adverse Effect on the Transferred Interests or an adverse impact on Operations, and consult to the fullest extent practicable with Purchaser as to any action to be taken in relation thereto, and (without prejudice to any remedy Purchaser has in respect of the Material Adverse Effect), if Seller and Purchaser are unable to agree on any action to be taken, Seller shall take such action as it determines, acting reasonably, to be in the best interests of the Transferred Interests, after taking into consideration the interests and wishes of Purchaser in respect of same (provided that, after the Condition Date, Seller not take any action without the agreement of the Purchaser);

(j)
until the Condition Date, within 2 Business Days following the receipt of any proposal in respect of the Transferred Interests or relating to the Operations or Transferred Interest Documents, notify Purchaser of that proposal and, prior to exercising any right or casting any vote in respect of such proposal, consult with Purchaser as to how to exercise its rights or vote and if Seller and Purchaser are unable to agree on how Seller should proceed, Seller shall take such action it determines, acting reasonably, to be in the best interests of the Transferred Interests, after taking into consideration the interests and wishes of Purchaser in respect of same (and for greater certainty, on and from Condition Date, the Parties acknowledge that Purchaser shall have the sole right to make decisions and exercise rights in respect of any such proposal and the Transferred Interests);

(k)
save as is expressly agreed in writing by Purchaser, not grant or create (or agree to grant or create) any Encumbrance over or affecting any of the Transferred Interests, Transferred Interest Documents or Property, or assign, sell or otherwise dispose of, or enter into any agreement to assign, sell or dispose of, any part of the Transferred Interests, Transferred Interest Documents or Property; and

(l)
save as is expressly agreed in writing by Purchaser, maintain or procure that all Insurance is maintained (including the payment of all insurance premiums as they fall due and the renewal of all Insurance Policies as they fall due) and not permit any Insurance Policy to lapse and not do anything, or fail to do anything, which would make any Insurance Policy void or voidable or which may otherwise prejudice or affect recovery thereunder.

6.2	The provisions of Clause 6.1 shall not apply in respect of any act, omission or other matter:

(a)	expressly contemplated by this Agreement (including the taking of any steps necessary to satisfy the Conditions);

(b)
in the case of emergency, in order to satisfy any legal or regulatory requirement (including to comply with obligations under the Transferred Interest Documents) or where otherwise necessary (in the reasonable opinion of Seller) to safeguard any persons or Property or assets of the Seller or any third parties; or

(c)	required to comply with Applicable Laws.

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6.3
Seller shall not be liable for any breach of any provision of this Agreement or of any of Seller's Warranties to the extent that such breach is occasioned by Seller doing, or omitting to do, any act or thing at the written request of or with the written agreement of Purchaser.

7	COMPLETION

7.1	Completion shall take place on the Completion Date.

7.2	At Completion:

(a)	Seller shall do or procure to be done those things set out in Part 1 of Schedule 3; and

(b)	Purchaser shall do or procure to be done those things set out in Part 2 of Schedule 3.

7.3
Neither Party shall be obliged to complete the sale and purchase of any of the Transferred Interests unless all of the requirements of Article 7.2 and Schedule 3 have been complied with by the other Party, but this Clause 7.3 shall not prejudice any rights or remedies available to any Party in respect of any default on the part of any other Party. Not later than ten (10) Business Days following Completion, Seller shall (to the extent not delivered at or prior to the Completion Date) deliver or procure the delivery to the Purchaser all Data and Property.

7.4	On and from the Condition Date, Seller shall resign as Operator and Purchaser shall be appointed as the Operator.

7.5	Without limiting any other obligations a Party may have under this Agreement, prior to Completion:

(a)
and for a reasonable period following Completion, the Parties shall take all reasonable and necessary actions, and co-operate, support, assist and liaise with each other, on a regular basis (including in respect of the preparation, submission and obtaining of all consents, approvals, permits and other authorisations) to effect the transactions contemplated herein including the resignation of Seller as Operator and the replacement of Purchaser as Operator in its place; and

(b)
Seller shall provide Purchaser (or procure that Purchaser is provided) with Data, and (at Purchaser's sole cost and risk and subject to Purchaser complying with all reasonable procedures and instructions of Seller) such access to Operations and Property as is reasonably requested by Purchaser.

7.6	For greater certainty, and notwithstanding the occurrence of Completion subsequent to the Condition Date, the Parties acknowledge and agree that as of the Condition Date:

(a)
Seller assigns and transfers to Purchaser all of Seller's rights, title and interest in the Transferred Interests (other than Seller's rights and interests hereunder), and Purchaser assumes all of Seller's obligations in respect of the Transferred Interests (other than Seller's obligations hereunder);

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(b)	the companies comprising the Contractor shall be Purchaser and MGC with each holding the following Participating Interests of the Contractor tinder the Petroleum Contract:

(A)	Purchaser — 90%, and

(B)	MGC — 10%,

and Seller shall no longer be a Contractor holding any such Participating Interest; and

(c)	Purchaser shall replace Seller as Operator, and Seller shall be released and discharged from all obligations and liabilities as Operator accruing after the Condition Date,

except to the extent expressly stated otherwise in this Agreement or the Deed of Assignment of Joint Operating Agreement.

8	INDEMNITIES

8.1
Notwithstanding anything to the contrary in a Completion Document, and subject to Clauses 8.2 and all of the provisions in Article 23, the Seller shall be liable for all Pre-Condition Date Liabilities and shall, on demand by the Purchaser, indemnify the Purchaser, each Affiliate of the Purchaser, their successors and assigns, and their respective officers and employees (each, an Indemnified Person) from and against any and all Indemnity Claims and Expenses which an Indemnified Person may suffer or incur from time to time (including all Expenses incurred in disputing any Indemnity Claim and/or in establishing a right to be indemnified pursuant to this Clause 8.1 and/or in seeking advice regarding any Indemnity Claim or in any way related to or in connection with this indemnity), in any such case arising out of, based upon or in connection with, whether directly or indirectly, the Pre-Condition Date Liabilities.

8.2
Notwithstanding anything to the contrary in a Completion Document, and subject to Clauses 8.1, 23.1 and 23.3, the Purchaser shall be liable for all Post-Condition Date Liabilities, and shall, on demand by the Seller, indemnify the Seller, each Affiliate of the Seller, their successors and assigns, and their respective officers and employees (each, an Indemnified Person) from and against any and all Indemnity Claims and Expenses which an Indemnified Person may suffer or incur from time to time (including all Expenses incurred in disputing any Indemnity Claim and/or in establishing a right. to be indemnified pursuant to this Clause 8.2 and/or in seeking advice regarding any Indemnity Claim or in any way related to or in connection with this indemnity), in any such case arising out of, based upon or in connection with, whether directly or indirectly, any Post-Condition Date Liabilities.

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9	INSURANCE

Seller shall:

(a)
promptly pursue or cause to pursue any claim against insurers under any Insurance Policy for any loss, damage or liability relating to the Transferred Interests or Operations suffered prior to Completion and pay all proceeds from any such claims into the Joint Account; and

(b)
prior to Completion (unless otherwise agreed in writing by the Purchaser and subject to the terms of the Transferred Interest Documents), rectify or remedy all loss or damage to the Transferred Interests which is capable of being rectified and remedied by proceeds received from any Insurance claim relating to the Transferred Interests or Operations.

10	TAXATION

10.1
Each Party shall be responsible for payment of any stamp duties or similar Taxes which may be imposed upon such Party according to relevant laws and regulations in relation to the sale and assignment of the Transferred Interests by the Seller under this Agreement and/or any Completion Document. Neither Party shall bear any stamp duties or similar Taxes that should be paid or borne by the other Party according to relevant laws and regulations.

10.2
All other Taxes payable (if applicable) in relation to the sale and assignment of the Transferred Interests by the Seller under this Agreement and/or any Completion Document, shall be borne by the Seller and shall be filed and paid by the Seller to the relevant tax authorities. The Purchaser, on the other hand, has no obligation to withhold any Tax payable by the Seller, therefore the Purchaser shall remit 100% of the Consideration to the Seller according to Article 4 without any deductions. Notwithstanding the above provisions, in the event that the Purchaser is required to withhold any Taxes in respect of any amount due to the Seller under this Agreement, such amount shall be for the account of the Seller and the Purchaser shall pay to the Seller a net amount after deducting any such Taxes in case the Purchaser has any withholding liability.

10.3	The Seller shall render to the Purchaser valid Chinese tax invoices for all payments due to the Seller under this Agreement at least 5 Business Days before payments are made by the Purchaser.

10.4
After the Condition Date, the Purchaser shall, upon request from the Seller (or a representative of the Seller) provide reasonable access at the Purchaser's offices during its normal business hours to all of the titles, reports, audits, books, records and other documents and correspondence, materials and information sources relating to the Transferred Interests which are then in the possession of the Purchaser and to make copies thereof, as Seller (or a representative of the Seller) may require for any taxation purpose relating to the Seller's ownership of the Transferred Interests on or prior to the Condition Date, including for purposes of (i) any audits or inquiries by a tax authority relating to periods on or prior to the Condition Date; or (ii) any Taxes or tax filings submissions of the Seller relating to periods on or prior to the Condition Date.

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11	DEFAULT INTEREST

Unless otherwise provided in this Agreement, if a Party defaults in the payment when due of any sum payable under this Agreement it shall pay interest at the Default Rate on that sum from and including the due date up to, but excluding, the date of actual payment, which interest shall accrue from day to day. Any exercise by a Party of its rights under this Clause 11 (Default Interest) is without prejudice to any other rights or remedies available to the Party pursuant to this Agreement or otherwise.

12	CONFIDENTIALITY

12.1
No Party shall make or publish (or permit any of its Affiliates to make or publish) any announcement, notice, advertisement, press release or other communication concerning this Agreement and the transactions contemplated hereunder or any ancillary matter before, on or after Completion.

12.2
Purchaser shall, and shall procure that each Affiliate of Purchaser shall, keep confidential the terms of this Agreement, the transactions contemplated hereunder and all information provided to it by or on behalf of Seller or otherwise obtained by it in connection with this Agreement or the transactions contemplated hereunder which relates to Seller or any Affiliate of Seller and which shall be deemed to include the provisions and subject matter of this Agreement and any agreements or documents executed by the Parties in connection with this Agreement.

12.3
Seller shall, and shall procure that each Affiliate of Seller shall, keep confidential the terms of this Agreement, the transactions contemplated hereunder and all information provided to it by or on behalf of Purchaser or otherwise obtained by it in connection with this Agreement or the transactions contemplated hereunder which relates to Purchaser or any Affiliate of Purchaser and which shall be deemed to include the provisions and subject matter of this Agreement and any agreements or documents executed by the Parties in connection with this Agreement.

12.4
Nothing in this Clause 12 prevents any announcement, notice, advertisement, press release or other communication being made or published or any confidential information being disclosed by a Party or any of its Affiliates:

(a)	with the written approval of the other Party, which in the case of any announcement, notice, advertisement, press release or other communication shall not be unreasonably withheld or delayed; or

(b)
to the extent required by Applicable Laws or any competent regulatory body, or the rules of any applicable stock exchange, but a Party required to disclose any confidential information shall promptly notify the other Party, where practicable and lawful to do so, before disclosure occurs.

12.5	Nothing in this Clause prevents disclosure of confidential information by a Party or any of its Affiliates:

(a)	to the extent that the information is in or comes into the public domain other than as a result of a bleach of any undertaking or duty of confidentiality by any person;

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(b)	to MGC, CNPC or the Ministry of Commerce of the People's Republic of China in respect of notices, correspondence or other communications related to the satisfaction of the Conditions; or

(c)
to that Party's financial, legal and other advisors, but before any disclosure to any such person, the relevant Party shall procure that he is made aware of the terms of this Clause and shall use its best endeavours to procure that such person adheres to those terms as if he were bound by the provisions of this Clause 12.

13	TERMINATION

13.1	This Agreement shall come into full force and effect on the date of execution by both Parties and shall continue in full force and effect unless terminated in accordance with this Clause 13.

13.2
If all Conditions are not fulfilled after the expiration of twelve (12) months from the date of submission of the Amendment Agreement in respect of the Petroleum Contract to MofCOM for MofCOM Approval, the Purchaser may, in its sole discretion, terminate this Agreement in accordance with Clause 13.3, provided that the Purchaser has fulfilled all of its obligations pursuant to Clause 3.1(a), (c) and (d).

13.3
Where a Party is entitled to terminate this Agreement (a "Terminating Party"), such Terminating Party may provide a notice to the other Party specifying the basis for the termination, and the date on which the Agreement shall terminate (the "Termination Date"). On the Termination Date, this Agreement (save for this Clause 13 and Clause 1, and Clauses 3.3, 10, 11, 12 and Clauses 15 to 25 inclusive) shall lapse and this Agreement shall cease to have effect; but such termination and the lapsing of those provisions shall not affect any accrued rights or liabilities of any Party arising thereunder. Upon termination of this Agreement, all other contracts and agreements entered into between the Parties anti/or other relevant parties shall be automatically terminated.

14	NOTICES

14.1
Any notice or other communication given under this Agreement must be in writing (which, for the purposes of this Clause includes fax, but not e-mail) and may be delivered or sent by post or fax to the Party to be served at its address as follows:

(a)	to the Seller at:

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Attention:  Co-Chairman
Sunwing Zitong Energy Ltd.
Room LA9-03
Liangmaqiao Diplomatic Residence Compound
No. 22 Dongfangdong Road
Chaoyang District
Beijing
100600
China

with a copy to:

EVP, Corporate Development
Ivanhoe Energy Inc.
2100, 101 – 6th Avenue SW
Calgary
AB
T2P 3P4

(b)	to the Purchaser at:

Attention: Company Secretary
Shell China Exploration and Production Co. Ltd
33rd Floor, Tower 2
China World Trade Center
No. 1 Jan Guo Men Wai Avenue
Beijing
100004
China

Fax:  +86 10 6505 4082

or at such other address or fax number as it may have notified to the other parties in accordance with this Clause. Any notice or other document sent by post shall be sent by prepaid airmail.

14.2	Any notice or other communication shall be deemed to have been given:

(a)	if delivered, at the time of delivery;

(b)	if posted, at 10.00 a.m. on the fifth Business Day after it was put into the post; or

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(c)	if sent by fax, on the date of transmission if transmitted before 3.00 p.m. on any Business Day, and in any other case on the Business Day following the date of transmission.

14.3
In proving service of a notice or other formal communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted either by prepaid first class recorded delivery or by prepaid airmail, as the case may be, or that the fax was properly addressed and transmitted, as the case may be.

15	FURTHER ASSURANCES

Except as provided otherwise, each Party shall, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as may from time to time be necessary in order to give full effect to this Agreement and the transactions contemplated herein.

16	ASSIGNMENT

None of the rights or obligations of a Party under this Agreement may be assigned or transferred without the prior written consent of the other Party.

17	PAYMENTS

17.1
Unless otherwise specified, all references to currency herein shall be to US Dollars and all payments required hereunder, shall be paid in US Dollars by wire transfer of the relevant amount into the relevant account on or before the date the payment is due for value on that date.

17.2
All amounts payable under this Agreement shall be paid to such account as the recipient of such payment shall, not less than three (3) Business Days before the date that payment is due, have specified by giving notice to the other Party for the purpose of that payment.

17.3	The Purchaser shall withhold five percent (5%) of the Consideration payable to the Seller until a date six (6) months from the Completion.

18	SEVERABILITY

The provisions contained in each Clause of this Agreement shall be enforceable independently of each of the others and their validity shall not be affected if any of the others are invalid. If any of those provisions is void but would be valid if some part of the provision were deleted, the provision in question shall apply with such deletion necessary to make it valid.

19	GENERAL

19.1
Any provision of this Agreement which is capable of being performed after but which has not been performed at or before Completion and all Warranties, indemnities, covenants and other undertakings and obligations contained in or entered into in accordance with this Agreement shall remain in full force and effect notwithstanding Completion.

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19.2	Unless expressly stated otherwise, each Party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this Agreement.

19.3
This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and any Party (including any duly authorised representative of a Party) may enter into this Agreement by executing a counterpart.

19.4
The rights of each Party under this Agreement may be exercised as often as necessary, except as otherwise expressly provided by this Agreement, are cumulative and not exclusive of rights and remedies provided by Applicable Laws, and may be waived only in writing. Delay in the exercise or non-exercise of any such right is not a waiver of that right.

19.5
A waiver (whether express or implied) by a Party of any of the provisions of this Agreement or of any breach of or default by a Party in performing any of those provisions shall not constitute a continuing waiver and that waiver shall not prevent the Party from subsequently enforcing any of the provisions of this Agreement not waived or from acting on any subsequent breach of or default under any of the provisions of' this Agreement.

19.6
Except as expressly stated in this Agreement a person who is not a Party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999, other than an Indemnified Person who has rights (and to the extent of its rights) under or arising out of Clause 8 or Clause 24.

20	WHOLE AGREEMENT

20.1
This Agreement, the Completion Documents and the Confidentiality Agreement entered into by the Parties on 31 October 2011, contain the whole agreement between the Parties relating to the transactions contemplated by this Agreement and supersede all previous agreements between the Parties relating to these transactions. Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this Agreement.

20.2
Each Party acknowledges that, in agreeing to enter into this Agreement, it has not relied on any express or implied representation, warranty, collateral contract or other assurance (except those repeated in this Agreement and the documents referred to in it and any other written agreement entered into on the date of this Agreement between the Parties) made by or on behalf of any other Party at any time before the signature of this Agreement. Each Party waives all rights and remedies which, but for this Clause 20.2, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance. Nothing in this Clause 20.2 limits or excludes any liability for fraud or wilful misconduct or limits any remedy which cannot be waived as a matter of Applicable Laws.

21	GOVERNING LAW AND ARBITRATION

21.1	This Agreement is governed by and shall be construed in accordance with English law.

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21.2
Save as otherwise expressly provided in this Agreement, any dispute arising out of or in connection with this Agreement including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules which Rules are deemed to be incorporated by reference into this Clause 21. The number of arbitrators shall be three. The seat, or legal place, of arbitration shall be London, England, and the language to be used in the arbitration shall be English.

22	VARIATION

Any variation of this Agreement shall not be binding on the Parties unless set out in writing, expressed to vary this Agreement, and signed by authorised representatives of each of the Parties.

23	LIMITATIONS OF CLAIMS AND LIABILITY

23.1
Notwithstanding anything to the contrary contained in this Agreement, a Party shall not be liable in respect of any individual Claim unless and until the amount of any individual Claim exceeds One Million United States Dollars (USD1,000,000.00), in which case the whole amount of such individual Claim may be recovered, and not just the excess.

23.2
Notwithstanding anything to the contrary contained in this Agreement, after the Condition Date, Seller's total liability in respect of all Claims hereunder (on an aggregate basis) shall not exceed an amount equal to one hundred percent (100%) of the Consideration.

23.3
No Party shall be liable to the other Party for any Consequential Loss pursuant to this Agreement. Consequential Loss means any indirect or consequential loss (including any punitive damages, special damages, indirect damages whether or not similar to those mentioned herein, loss or deferment of revenue, profit or income and any reservoir or formation damage) howsoever arising, under contract, tort, equity, statutory duty, by virtue of any transfer or fiduciary duty or otherwise, provided that the expression "Consequential Loss" shall not include the amount of any payment due in accordance with this Agreement. Nothing in this Agreement is intended to or shall be construed as purporting to exclude or restrict a Party's liability in respect of fraud or wilful misconduct or any matter referred to in Clause 24, or limits any remedy which cannot be waived as a matter of Applicable Law.

24	IMPROPER PAYMENTS OR ADVANTAGES

24.1
Each Party represents and warrants that it and its Affiliates have not made, offered, or authorised (and will not make, offer, or authorise) with respect to the matters and transactions that are the subject of this Agreement, any payment, gift, promise or other advantage (whether directly or indirectly through any other person) to or for the use or benefit of any public official (such as any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organisation) or any political party or political party official or candidate for office, or any other person, where such payment, gift, promise or advantage (if offered or authorised by the applicable Party or Affiliate) would create any liability for the other Party and/or such other Party's Affiliates on account of a violation of: (a) the laws of the country of incorporation or establishment of such Party and such Party's Ultimate Parent Company and of the principal place of business of either of them; (b) the principles described in the Convention on Combating Bribery of Foreign

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Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999; or (c) the US Foreign Corrupt Practices Act, the UK Bribery Act 2010 or the Corruption of Foreign Public Officials Act (Canada), to the extent each Party or its Affiliates are subject to such laws.

24.2
Notwithstanding anything to the contrary in this Agreement, including any provisions of Clause 23, each Party shall indemnify each other Party and such other Party's Affiliates, their successors and assigns, and their respective officers and employees (each, for the purposes of this Clause, an "Indemnified Person") from and against any and all Indemnity Claims and Expenses which an Indemnified Person may suffer or incur from time to time (including all Expenses incurred in disputing any Indemnity Claim and/or in establishing a right to be indemnified pursuant to this Clause and/or in seeking advice regarding any Indemnity Claim or in any way related to or in connection with this indemnity), in any such case based upon or in connection with, whether directly or indirectly arising out of, any breach by a Party or its Affiliates of the warranty in Clause 24.1.

25	LANGUAGE

The language of this Agreement and the transactions envisaged by it is English and all notices, demands, requests, statements, certificates or other documents or communications shall be in English unless otherwise agreed in writing. If this Agreement or any other related documents are translated into another language, the English version shall prevail.

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AS WITNESS this Agreement has been signed by the Parties (or their duly authorised representatives) on the date stated at the beginning of this Agreement.

SUNWING ZITONG ENERGY LTD.

By:	/s/ Kim Chong Patrick Chua

Name:	Kim Chong Patrick Chua

Title:	Chairman

SHELL CHINA EXPLORATION AND PRODUCTION COMPANY LIMITED

By:	/s/ Lim Haw Kuang

Name:	Lim Haw Kuang

Title:	Executive Chairman

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SCHEDULE 1

TRANSFERRED INTERESTS AND TRANSFERRED INTEREST DOCUMENTS

1.            Transferred Interests

Seller's Participating Interest
Petroleum Contract	90%
Joint Operating Agreement	90%

2            Transferred Interest Documents

Petroleum Contract

Joint Operating Agreement

Amendment Contracts, including the Supplementary Agreement

Land Acquisition Agreement

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SCHEDULE 2

WARRANTIES

Part 1   Seller's Warranties

Seller represents and warrants to Purchaser that, except as otherwise provided in this Agreement, each of the statements set out in this Part 1, shall, except where a specific time is otherwise indicated, be true and accurate in all respects at the date of this Agreement and at Completion.

1	The Participating Interests and other particulars relating to the Transferred Interests set out in Schedule 1 (Transferred Interests) and in Recital B of this Agreement are true and accurate.

2
The Seller is a corporation validly existing under the laws of the British Virgin Islands with the requisite power and necessary corporate authority to enter into and perform, and has taken all necessary corporate action to authorise the execution and performance of, its obligations under, this Agreement and each of the other Completion Documents.

3
This Agreement constitutes, and each of the other Completion Documents to which it is or will be a party will, when executed, constitute, legal, valid and binding obligations of the Seller in accordance with its terms.

4
The execution and delivery by Seller of this Agreement and of each of the other Completion Documents to which it is or will be a party and the performance of the obligations of the Seller under it and each of them do not and will not conflict with or constitute a default under any provision of: (a) any agreement or instrument to which Seller is a party; (b) the constitutional documents of Seller; or (c) any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which Seller is bound.

5
Save as otherwise provided in Clause 3 (Conditions), all Approvals (including any Third Party Approvals) and notices and filings that are necessary to enable Seller to execute, deliver and perform its obligations under this Agreement, and each of the other Completion Documents to which it is or will be a party, have been obtained or made (as the case may be) and are in full force and effect, and all conditions of each such authorisation have been complied with.

6	To Seller's knowledge, no event has occurred which would adversely affect or prevent Seller's ability to perform its obligations under this Agreement and each of the other Completion Documents.

7
Seller has not received written notice of, or is otherwise not aware of, any existing or threatened Disputes or of any judgment, award or administrative punishment given or issued by any court, tribunal, Government Authority or other competent authority which relates to or arises out of the Transferred Interests, Transferred Interest Documents, Property, or Operations, and to Seller's knowledge no circumstances exist which give rise or would be reasonably expected to give rise to any such Dispute, judgment, award or administrative punishment (including, in each case, any which give or may give rise to Environmental Liabilities).

8	The copies of the Transferred Interest Documents and Contracts that have been made available to the Purchaser are true and complete copies of the originals.

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9
It has made available to Purchaser for inspection all material data and documents (including all Data, geophysical, geological, engineering data and contracts) which are relevant to the Transferred Interests, Transferred Interest Documents, Property, Operations and this Agreement (including all Contracts) and all such data and documents is, as far as Seller is aware, true, accurate and nothing has been omitted which renders such data and documents incomplete or misleading.

10
Except as set out in the Amendment Contracts and the Farmout Agreement (and ignoring the application of Clause 1.2(d)), Seller is not aware of any (and has not been a party to any agreement providing for the) assignment, transfer or novation of, or amendment, variation or supplement to, any Transferred Interest Documents.

11	Seller has full rights to access and use the Data and Property and is able to assign to Purchaser its rights and interest in and its entitlement to the Data and Property free of any Encumbrances.

12
Seller has paid in full all land acquisition fee and any other cost or compensation, statutory or contractual, that is associated with the lands or land use rights required for the Operations that have been carried out.

13
Seller has full rights to access to and use the land use rights acquired by CNPC Southwest Branch Company for the purpose of the Operations. As far as (The Seller is aware, such land use rights are free from Encumbrances and material defects.

14	All lands in the nature of temporary use occupied or used by Seller for the conduct of Operations have been fully compensated, returned and reclaimed according to Applicable Laws.

15
Other than the Seismic Data Contracts, the Transferred Interest Documents are the only material documents which govern or relate to the creation, existence and validity of the rights, principles, duties and obligations related to the Contract Area, Operations and Transferred Interests, and are in full force and effect and no act or omission of the Seller (and so far as the Seller is aware, of any other party thereto) has occurred which would reasonably be expected to entitle another party thereto to terminate any of the Transferred Interest Documents or cause Seller to lose the benefit of any of the rights and interests arising thereunder or deriving therefrom.

16	The Seller is not subject to an Insolvency Event and no facts or circumstances exist which would entitle any person to commence proceedings against Seller in relation to an Insolvency Event.

17
Subject to Clause 5.10, Seller is the legal and beneficial owner of the Transferred Interests and its Participating Interests are held in accordance with the percentage interests described in Schedule 1 (Transferred Interests).

18	To the Seller's knowledge, the Transferred Interest Documents, the Transferred Interests and all Approvals are valid and in full force and effect.

19
Except as may result from the entering into of this Agreement or the completion of the transactions contemplated hereunder, there are no outstanding sale or purchase options affecting any of the Transferred Interests.

20	The Transferred Interests are free from any Encumbrances.

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21
Save as provided in the Transferred Interest Documents, neither entry into this Agreement nor the completion of the transactions hereunder will result in any third party being entitled to exercise any right of pre-emption or right of first refusal or any similar right in respect of any of the Transferred Interests.

22
All Approvals that are required for the carrying out of Operations, acquiring and accessing to the land use rights required for the Operations, and in relation to the Transferred Interests and Transferred Interest Documents (including all Environmental Licences), have been obtained and, to the extent that any such Approvals are required for existing or future Operations (assuming, in the case of future Operations, that Operations are the same as those to which such Approvals apply), are in full force and effect, subject to the terms and duration of any such Approvals.

23
Seller has not received any notice of, and is not otherwise aware, that any part of the Contract Area is subject to any outstanding or prospective re-determination other than as may be provided pursuant to the Transferred Interest Documents or Applicable Laws.

24
The Seller has executed all of its activities (whether as Operator or Contractor or otherwise) pursuant to the Transferred Interest Documents and in respect of Operations in material compliance with the terms thereof and of any other applicable agreements and arrangements (including Approvals), internationally accepted Good Oilfield Practices and all Applicable Laws, in each case as same may have existed or been in force at the time such activities and Operations were conducted.

25	Seller is not in breach of any of the Transferred Interest Documents or the Contracts, nor as far as Seller is aware is any other party to any of them.

26	Seller has not received notice of, and is not otherwise aware of, any circumstance or event which has, or would reasonably be expected to have, a Material Adverse Effect on the Transferred Interests.

27
All accrued obligations and liabilities in respect of Operations or otherwise imposed by any Transferred Interest Documents have been fulfilled and discharged and all compulsory work obligations which are required to have been performed have been performed, including all minimum work commitments and expenditures under the Petroleum Contract, provided that Purchaser acknowledges and agrees that no work program or activities have commenced or are expected to commence (unless required) prior to the Condition Date under the work program described in the Supplementary Agreement (other than the seismic work completed prior to the date hereof).

28
The Seller (including in its capacity as Operator) has kept proper and consistent accounts, books and records of its activities and Operations under, and in accordance with, the Transferred Interest Documents, and the same are up to date.

29	Seller has not cancelled, waived, released or discontinued any rights or claims under the Transferred Interest Documents.

30	No proposal or decision in respect of the removal or replacement of the Operator has been made or is pending other than as contemplated in this Agreement.

31	Seller has not elected to not participate in any sole risk operation under any Transferred Interest Document, nor, so far as the Seller is aware, has any other party to any such agreement so elected.

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32	No sole risk or non-consent proposals, or operations, are proposed, or currently are in existence, or underway under any of the Transferred Interest Documents by any party to them.

33
Seller is not a party to any bidding agreement or area of mutual interest agreement which restricts its ability from operating in, or directly or indirectly acquiring or disposing of, any interest in any area covered by the Transferred Interest Documents.

34
Other than any relinquishment required by the Petroleum Contract, neither the Petroleum Contract nor any part of the Contract Area has been or is in the course of being relinquished, redefined or surrendered in whole or in part, and as far as the Seller is aware there is no proposal to do so.

35
There has been no incident or event which gives rise to or may give rise to any material pollution, contamination or other Environmental damage or adverse impact arising out of Operations or otherwise relation to Contract Area and Transferred Interests.

36
All wells drilled in the Contract Area which have been plugged, suspended or abandoned have, to the best of its knowledge and belief, been plugged, suspended or abandoned in material compliance with internationally accepted Good Oilfield Practice and all Applicable Laws and to the satisfaction of all relevant authorities (including the Joint Management Committee), in each case applicable at the time such Operations were conducted.

37
As far as the Seller is aware, all Property is reasonably free from material defects and no material repairs to any physical Property has been identified or is required when applying the standard of internationally accepted Good Oilfield Practice (other than those defects and repairs expressly identified in writing by one Party to the other Party, which shall be addressed in the manner agreed by the Parties).

38
Seller has not received notice of, or is not otherwise aware of, any circumstance or event which would reasonably be expected to give rise to any legal obligation or liability to make good, repair, reinstate or clean up land or another asset owned, occupied, possessed or used in relation to Operations or the Contract Area, and no fact or circumstance exists which would be reasonably expected to give rise to this type of liability.

39
Seller has provided the Purchaser with true and complete copies of all insurance Policies and all information which is relevant to Insurance and Insurance Policies (including in respect of any actual or threatened claims), and all such copies and information are, as far as Seller is aware, true, and accurate and nothing has been omitted which renders any them incomplete or misleading.

40	All Insurance is maintained in accordance with the terms of the Transferred Interest Documents.

41	All Insurance Policies are in full force and effect and are not void or voidable and all premiums due thereon have been paid in full.

42
There have been no occurrences which have resulted in the making of a claim under any Insurance Policies and no claims are outstanding (and, as far as Seller is aware, no claims are pending) with respect to any Insurance Policies.

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43
Seller has not received any notice from any insurer under any Insurance Policy disclaiming coverage, reserving rights with respect to a particular claim or such policy in general, or cancelling or materially amending any such policy.

Part 2   Purchaser's Warranties

Purchaser represents and warrants to Seller that, except as otherwise provided in his Agreement, each of the statements set out in this Part 2 is true and accurate in all respects at the date of this Agreement and will also be true and accurate in all respects at Completion.

(a)	it is a corporation validly existing under the laws of England and has been in continuousexistence since its incorporation;

(b)
it has the requisite power and necessary corporate authority to execute and deliver this Agreement and each of the Completion Documents to which it is or will be a party, and to perform its obligations under each of them and has taken all action necessary to authorise such execution and delivery and the performance of such obligations;

(c)
this Agreement constitutes, and each of the other Completion Documents to which it is or will be a party will, when executed, constitute, legal, valid and binding obligations of Purchaser in accordance with its terms;

(d)
the execution and delivery by Purchaser of this Agreement and of each of the other Completion Documents to which it is or will be a party and the performance of the obligations of Purchaser under it and each of them do not and will not conflict with or constitute a default under any provision of: (a) any agreement or instrument to which Purchaser is a party; (b) the constitutional documents of Purchaser; or (c) any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which Purchaser is bound;

(e)
save as otherwise provided in Clause 3 (Conditions), all third party consents and any other Approvals, notices and filings that are necessary to enable Purchaser to execute, deliver and perform its obligations under this Agreement, and each of the other Completion Documents to which it is or will be a party, have been obtained or made (as the case may be) and are in full force and effect, and all conditions of each such authorisation have been complied with;

(f)	to Purchaser's knowledge, no event has occurred which would adversely affect or prevent Purchaser from performing its obligations under this Agreement and each of the other Completion Documents; and

(g)	Purchaser is acquiring the Transferred Interests as principal and not as agent for any third party.

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SCHEDULE 3

COMPLETION

1	At Completion the Seller shall deliver to the Purchaser:

(a)
a Certified Copy of the resolutions of the board of directors of the Seller and any of its Affiliates authorising the execution of this Agreement, the Completion Documents to which it is a party, and any other agreements or documents required to be executed by the Seller at or for Completion and authorising the Seller to take any other actions required to be taken by it under or to give effect to the transactions contemplated in this Agreement or the Completion Documents;

(b)	an original signed:

(i)	Deed of Assignment of the Joint Operating Agreement;

(ii)	Amendment Agreement in respect of the Joint Operating Agreement;

(iii)	Amendment Agreement in respect of the Petroleum Contract;

(iv)	Deed of Assignment of the Land Acquisition Agreement; and

(v)	any other agreements or other documents expressly required hereunder to be executed by the Seller at Completion;

in each case executed by all of the parties thereto (unless expressly stated to the contrary herein);

(c)	original or Certified Copies of documents evidencing the fulfilment of each other of the Conditions;

(d)
documentation evidencing, to the satisfaction of the Purchaser (acting reasonably), the payment in full of all payment obligations of the Seller under the Seismic Data Contracts and a certification that the field work under such Seismic Data Contracts has concluded;

(e)	an original or Certified Copies of notice of termination of the Seismic Data Contracts, together with all documents and Data obtained from the Seismic Data Contracts;

(f)	an original version of each of the Transferred Interest Documents, including the executed Supplementary Agreement; and

(g)
original notices from all representatives of Seller on the joint management, operating and any other committees established pursuant to the Transferred Interest Documents to give effect to their resignation from such committees on and from the Condition Date.

2	At Completion the Purchaser shall:

(a)	pay to Seller each amount payable at Completion under (and as determined in accordance with) Clause 4;

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(b)
a Certified Copy of the resolutions of the board of directors of the Purchaser authorising the execution of this Agreement, the Completion Documents to which it is a party, and any other agreements or documents required to be executed by the Purchaser at or for Completion and authorising the Purchaser to take any other actions required to be taken by it under or to give effect to the transactions contemplated in this Agreement or the Completion Documents; and

(c)
(to the extent not yet done so) execute all the Completion Documents to which it is a party and any other agreements or documents required to be executed by the Purchaser at Completion, and deliver Certified Copies thereof to the Seller.

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SCHEDULE 4

COMPLETION DOCUMENTS

1.	Deed of Assignment of the Joint Operating Agreement

2.	Amendment Agreement in respect of the Petroleum Contract

3.	Amendment Agreement in respect of the Joint Operating Agreement

4.	Deed of Assignment of the Land Acquisition Agreement

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SCHEDULE 5

DEED OF ASSIGNMENT
OF JOINT OPERATING AGREEMENT

THIS DEED OF ASSIGNMENT (hereinafter referred to as this "Deed") of the Joint Operating Agreement is made and entered into in Beijing, China on this ____________, 2012

BY AND BETWEEN:

Sunwing Zitong Energy Ltd., a company organized and existing under the laws of the British Virgin Islands and having its registered office at 9 Columbia Centre, Road Town, Tortola, British Virgin Island (hereinafter referred to as "Sunwing"), and

Mitsubishi Gas Chemical Company, Inc., a company organized and existing under the laws of Japan, having an office at Mitsubishi Building 5-2, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-8324, Japan (hereinafter referred to as "MGC"), and

Shell China Exploration and Production Company Limited, a company organized and existing under the laws of England, having a registered office at 3rd Floor, East Wing, China World Trade Center, No. 1 Jian Guo Men Wai Avenue, Beijing, China (hereinafter referred to as "Shell").

Sunwing, MGC and Shell are hereinafter referred to singularly as "Party" and collectively as "Parties" as the context requires.

WITNESSETH

WHEREAS, China National Petroleum Corporation ("CNPC"), Sunwing, and MGC are parties to the Contract for Exploration, Development and Production in Zitong Block, Sichuan Basin of the People's Republic of China dated 19 September 2002, and an agreement titled "Supplementary Agreement for Petroleum Contract for Zitong Block, Sichuan Oilfield of the People's Republic of China" entered into between CNPC, Sunwing and MGC dated 30 December 2011 (such contract and agreement, each as amended and supplemented from time to time in accordance with their terms, are hereinafter referred to collectively as the "Petroleum Contract");

WHEREAS Sunwing and MGC are also parties to a joint operating agreement dated 25 November 2005 relating to their joint participation in the Petroleum Contract (such agreement as amended and supplemented from time to time in accordance with its terms hereinafter referred to as the "JOA");

WHEREAS Sunwing and Shell entered into a sale and purchase agreement (hereinafter referred to as the "SPA") on ____________, 2012 under which Sunwing shall transfer and assign to Shell all of Sunwing's rights, title and interests and obligations in and under the Petroleum Contract and the JOA (including all of its interests as Contractor and as Operator together with all related rights, title and interests); and

WHEREAS, Sunwing, MGC and Shell wish to enter into this Deed in order give effect to the assignment of the JOA Transferred Interests (as defined below);

NOW, THEREFORE, in consideration of the mutual promises, terms and conditions set forth in this Deed, the Parties agree as follows:

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1	This Deed and the assignment and assumption of the JOA Transferred Interests (as defined below) is made in accordance with the provisions of Section 10.1 of the JOA.

2	Capitalized terms used herein and not otherwise defined shall, unless the context otherwise requires or implies, have the meanings ascribed to them in the SPA.

3	Subject to the other provisions of this Deed:

(a)	with effect on and from the Condition Date:

(i)	Sunwing assigns and transfers to Shell all of Sunwing's rights, title and interest in the JOA, and

(ii)	Shell assumes and undertakes to perform all of Sunwing's obligations under the JOA,

(whether held as Operator or as Contractor or otherwise), together with such rights, title, benefits, interest and obligations as are derived therefrom (the "JOA Transferred Interests") (which JOA Transferred Interests include all of Sunwing's participating interest in the JOA and all of its rights and interests in respect to Data and Property but exclude any rights, title, benefits, interest and obligations that are expressly excluded from the sale and assignment of the Transferred Interests under the terms of the SPA and any obligations of Sunwing referred to in Section 10.1(c) of the JOA);

(b)
the Companies comprising the Contractor (as defined in the Petroleum Contract) shall, as of the Condition Date, be Shell and MGC with each holding the following Participating Interests (as defined in the JOA) in the Contractor's Rights and Obligations (as defined in the JOA):

(i)	Shell – 90%; and

(ii)	MGC – 10%,

and Sunwing shall no longer be a Contractor holding any such Participating Interests in the Contractor's Rights and Obligations;

(c)
Shell shall replace Sunwing as Operator on and from the Condition Date, and Sunwing shall be released and discharged from all obligations and liabilities as Operator accruing after the Condition Date; and

(d)	MGC hereby consents to the assignments hereunder for the purposes of Section 10.1(e) of the JOA.

4	This Deed shall be binding upon and enure to the benefit of the Parties hereto, their successors and assigns.

5	This Deed when signed by the Parties shall become effective on and from the Condition Date.

6	This Deed shall be governed by and shall be construed in accordance with English law.

7	For the avoidance of doubt, the Farmout Agreement entered into by Sunwing and MGC dated 25 November 2005 shall not be considered as having supplemented or amended the JOA and the

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JOA Transferred Interests shall not be considered as including the Farmout Agreement or any right, title, interest, obligation or liability of Sunwing under that agreement.  MGC and Sunwing acknowledge and agree that all obligations under the Farmout Agreement have been completed and performed, and hereby release the other from any further obligations in respect thereof.

IN WITNESS WHEREOF, the Parties have duly executed this Deed as of the date first written above.

SUNWING ZITONG ENERGY LTD.

By:
Name:
Title:

MITSUBISHI GAS CHEMICAL COMPANY, INC.

By:
Name:
Title:

SHELL CHINA EXPLORATION AND PRODUCTION COMPANY LIMITED

By:
Name:
Title:

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SCHEDULE 6

AMENDMENT AGREEMENT
IN RESPECT OF THE JOINT OPERATING AGREEMENT

This Amendment Agreement (hereinafter referred to as "Amendment") to the JOA (as defined herein) is entered into in Beijing, China as of the date _________________, 2012

BY AND BETWEEN:

Mitsubishi Gas Chemical Company, Inc., a company organized and existing under the laws of Japan, having an office at Mitsubishi Building 5-2, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-8324, Japan (hereinafter referred to as "MGC"), and

Sunwing Zitong Energy Ltd., a company organized and existing under the laws of the British Virgin Islands and having its registered office at 9 Columbia Centre, Road Town, Tortola, British Virgin Islands  (hereinafter referred to as "Sunwing"), and

Shell China Exploration and Production Company Limited, a company organized and existing under the laws of England, having a registered office at 3rd Floor, East Wing, China World Trade Center, No. 1 Jian Guo Men Wai Avenue, Beijing, China (hereinafter referred to as "Shell").

MGC, Sunwing and Shell are hereinafter referred to singularly as "Party" and collectively as "Parties" as the context requires.

WITNESSETH

WHEREAS, China National Petroleum Corporation (hereinafter referred to as "CNPC") and Pan-China Resources Ltd. (hereinafter referred to as "Pan-China") entered into the Contract for Exploration, Development and Production in Zitong Block, Sichuan Basin of the People's Republic of China in Beijing on September 19, 2002 (such contract as amended and supplemented from time to time in accordance with its terms is hereinafter referred to as the "Petroleum Contract");

WHEREAS, the Petroleum Contract was duly approved by the Ministry of Foreign Trade and Economic Cooperation and the Ministry of Commerce of the People's Republic of China;

WHEREAS, Pan-China assigned to Sunwing all its rights, interests, liabilities and obligations under the Petroleum Contract pursuant to a Deed of Assignment between Pan-China and Sunwing dated November 22, 2004, and such assignment and related amendments to the Petroleum Contract made pursuant to an amendment agreement dated November 22, 2004 were approved by the Ministry of Commerce of the People's Republic of China on March 21, 2005;

WHEREAS, Sunwing assigned ten percent (10%) of its participating interest under the Petroleum Contract to MGC pursuant to a deed of assignment and Farmout Agreement with MGC dated on or around November 25, 2005 and such assignment and related amendments to the Petroleum Contract made pursuant to an agreement titled the "Second Amendment" dated March 21, 2006 were approved by the Ministry of Commerce of the People's Republic of China on May 16, 2006;

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WHEREAS, Sunwing and MGC entered into a Joint Operating Agreement dated  November 25, 2005 to provide for the ongoing joint participation in the Petroleum Contract (such agreement as amended and supplemented from time to time in accordance with its terms is hereinafter referred to as the "JOA");

WHEREAS, Sunwing and Shell entered into a sale and purchase agreement (hereinafter referred to as "SPA") on _____________, 2012 and a related deed of assignment under which Sunwing shall transfer and assign to Shell all of Sunwing's rights, title and interest in and under the Petroleum Contract and the JOA, including all of its "Participating Interest" (as defined in the JOA) and other interests held by it as "Contractor" (as defined in the JOA) and "Operator" (as defined in the JOA) together with all related rights, title and interests; and

WHEREAS, MGC, Sunwing and Shell have agreed to enter into this Amendment to amend the JOA to give effect to such sale and assignment.

NOW, THEREFORE, it is agreed by the Parties as follows:

1.	The two paragraphs appearing before "WHEREAS" in the first page of the JOA shall be deleted and substituted by the following:

"Shell China Exploration and Production Company Limited, a company organized and existing under the laws of England, having its registered office at 3rd Floor, East Wing, China World Trade Center, No. 1 Jian Guo Men Wai Avenue, Beijing, China ("Shell").

MGC and Shell are sometimes herein individually called a "Party" and collectively the "Parties"."

2.	In the Recitals to the JOA, paragraphs (B), (C) and (D) under "WHEREAS" shall be deleted and substituted by the following:

"(B) Sunwing Zitong Energy Ltd. ("Sunwing") and MGC entered into this JOA on November 25, 2005 following the assignment by Sunwing of a ten percent (10%) Participating Interest to MGC under the terms and conditions of the Farmout Agreement; and

(C) Pursuant and subject to the terms of a Sale and Purchase Agreement between Sunwing and Shell on _______________, 2012 and a related Deed of Assignment, Sunwing subsequently assigned all of its rights, title interests and obligations under the Contract and JOA to Shell including all of its ninety percent (90%) Participating Interest; and

(D) Accordingly, Shell has become a Party with MGC to this JOA in order to give effect to such assignment and to provide for the ongoing joint participation in the Contract by MGC and Shell."

3.	The definition of "Business Day" in Article 1.1 of the JOA shall be deleted and substituted by the following:

"Business Day" means a day, other than a Saturday or Sunday, on which the banks in Beijing, China are open to the public for the transaction of business."

4.	The definition of "Contract" in Article 1.1 of the JOA shall be deleted and substituted by the following:

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"Contract" means that certain Contract for Exploration, Development and Production in Zitong Block, Sichuan Basin of the People's Republic of China dated September 19, 2002, between CNPC, Sunwing and MGC."

5.	The definition of "Party" in Article 1.1 of the JOA shall be deleted and substituted by the following:

"Party" means a person or entity having a Participating Interest."

6.	Article 2.1 of the JOA shall be deleted and substituted by the following:

"The Participating Interests of Shell and MGC in the Contractor's Rights and Obligations will be:

(a)	in the case of MGC, a Participating Interest of ten percent (10%); and

(b)	in the case of Shell, a Participating Interest of ninety percent (90%)."

7.	The opening sentence of Article 2.2 of the JOA shall be amended by deleting from it the words "the Farmout Agreement or" so that it reads "Except as otherwise expressly provided in this JOA".

8.	The last paragraph of Article 2.2 of the JOA shall be deleted and substituted by the following:

"Each Party will pay, when due in accordance with the Account Procedure, its Participating Interest share of Contractor's Expenses, subject to the terms of the JOA."

9.	The last sentence of Article 2.3 of the JOA shall be deleted and substituted by the following:

"With respect to the relationships of the Parties regarding the conduct of Joint Operations, this JOA will prevail."

10.	Article 3.1 of the JOA shall be deleted and substituted by the following:

"CNPC may, in the circumstances described in the Contract, elect to become the Operator there under. Shell and MGC agree that, unless and until Shell resigns or is replaced as Operator under the JOA by CNPC, Shell will be entitled to act as Operator throughout the term of this JOA."

11.	Article 3.9 of the JOA shall be deleted and substituted by the following:

"Subject to the terms of the Contract and to Section 3.11 of this JOA, Operator may resign as Operator at any time by so notifying the other Parties at least one hundred and twenty (120) days prior to the effective date of such resignation however, in any event, when Shell is operator, and MGC the only party to the Contract, it will not resign without prior MGC approval."

12.	Article 4.6 of the JOA shall be deleted and substituted by the following:

"All meetings of the Operating Committee shall be held in Beijing, China or elsewhere as may be decided by the Operating Committee."

Execution Copy

13.	The first sentence of Article 10.1 (c) of the JOA shall be deleted and substituted by the following:

"the transferring Party shall, notwithstanding the transfer, be liable to the other Parties for any obligations, financial or otherwise, which have vested, matured or accrued under the provisions of the Contract or this JOA prior to such transfer."

14.	The first sentence of Article 10.1 (d) of the JOA shall be deleted and substituted by the following:

"the transferee shall have no rights in and under the Contract, the Contract Area of this JOA unless and until it obtains Host Country Approval and expressly undertakes in writing to perform the obligations of the transferor under the Contract and this JOA in respect of the Participating Interest being transferred, to the satisfaction of the Parties and furnishes any guarantees required under the Contract;"

15.	Article 10.1(e) of the JOA shall be deleted and substituted by the following:

"the transferee shall have no rights in and under the Contract, the Contractor's Rights and Interests or this JOA unless each Party has consented in writing to such transfer, which consent shall be denied only if such transferee fails to establish to the reasonable satisfaction of each Party its financial or technical capability to perform its obligations under the Contract and this JOA;"

16.	The addresses in 16.1 of the JOA shall be deleted and substituted by the following:

"In the case of MGC addressed to:

Mitsubishi Gas Chemical Company, Inc.
Mitsubishi Building 5-2,
Marunouchi 2-chome,
Chiyoda-ku, Tokyo 100-8324
Japan
Tel: 81-3-3283-5146
Fax: 81-3-3283-5159
Attention: Mr.Hidefumi Omuta

In the case of Shell addressed to:

Shell China Exploration and Production Company Limited
3rd Floor, East Wing, China World Trade Center
No. 1, Jian Guo Men Wai Avenue, Beijing, 100004
P.R.China
Tel:  +86 10 6505 4501
Fax: +86 10 6505 4082
Attention: Company Secretary"

17.	The first two sentences in Article 16.4 of the JOA shall be deleted and substituted by the following:

Execution Copy

"This JOA supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with herein and this JOA contains the whole agreement between Shell and MGC relating to the subject matter hereof at the date hereof to the exclusion of any terms implied by law which may be excluded by contract. Each of Shell and MGC acknowledges that it has not been induced to enter into this JOA by any representation, warranty or undertaking not expressly incorporated herein."

18.	Except for the provisions as expressly stipulated in this Amendment, all other provisions of the JOA, including definitions, shall remain unchanged and effective.

19.	This Amendment when signed by the Parties shall become effective on and from the Condition Date.

20.	This Amendment is governed by and shall be construed in accordance with the laws of England.

This Amendment is entered into on the date first written above by authorized representatives of the Parties.

SUNWING ZITONG ENERGY LTD.

By:
Name:
Title:

MITSUBISHI GAS CHEMICAL COMPANY, INC.

By:
Name:
Title:

SHELL CHINA EXPLORATION AND PRODUCTION COMPANY LIMITED

By:
Name:
Title: